EXHIBIT 23(A)


                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Unity Bancorp, Inc.

We consent to incorporation by reference in the registration statement on Form S-8, pertaining to Unity Bancorp, Inc.'s 1997 Stock Bonus Plan, 1997 Stock Option Plan, 1998 Stock Option Plan, and 1999 Stock Option Plan, of Unity Bancorp, Inc. of our report dated February 28, 2001, relating to the consolidated balance sheets of Unity Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2000, annual report on Form 10-KSB of Unity Bancorp, Inc.


                                                           /s/  KPMG LLP

Short Hills, New Jersey
July 3, 2001



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